Exhibit 23-B

Consent of Independent Registered Certified Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3 No. 333- ) and related Prospectus of Tech Data Corporation for the registration of 2,785,402 shares of its common stock and to the incorporation by reference therein of our reports dated March 30, 2017, with respect to the consolidated financial statements and schedule of Tech Data Corporation, and the effectiveness of internal control over financial reporting of Tech Data Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida
June 2, 2017